Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Provides Update On Current Impact of COVID-19

--Schedules Conference Call for Tuesday, March 24--

COLUMBUS, Ohio, March 19, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced a conference call will be held on Tuesday, March 24 at 4:00 PM to discuss the following update on the current impact of COVID-19.

Ralph Andretta, president and chief executive officer of Alliance Data, commented, “Alliance Data has been closely monitoring the COVID-19 pandemic and its impact on our associates, our clients and our financial flexibility. With safety as our priority, the team has implemented work from home protocols across virtually the entire organization where feasible and has staggered shifts to accommodate our workforce and client needs. These actions and the customer-centric culture at Alliance Data have enabled us to continue to work effectively for our partners and our customers and maintain contractual service commitments. Additionally, we remain in close coordination with our clients to assist them in navigating through these difficult times.

“It is too early to assess the full impact of the pandemic on our business, but we are well prepared for difficult times ahead.  Given the current environment, we have stressed-tested our business and are confident that we have capital and liquidity to sustain and invest in our business through this period. We have substantial cash on hand, and significant liquidity reserves and low-cost borrowing capacity at both our bank subsidiaries and parent company. Also, actions taken late last year resulted in approximately $150 million of incremental savings as we entered 2020, considerably increasing our earnings power, and we continue to evaluate further areas in which we can reduce our costs, while maintaining our high levels of service. We expect to have greater visibility on the evolving impact of COVID-19 on expected full-year 2020 results at the time of our first quarter earnings conference call.

“Alliance Data emerged from 9/11, the financial crisis of 2008 and numerous natural disasters as a stronger, leaner competitor. Our business model is resilient and has weathered considerable pressures. Our management team is highly experienced, and our portfolio is better positioned today from a risk standpoint than during previous crisis situations. Our operational strength and financial flexibility enable us to support our clients’ needs both today and in the future, and we continue to plan on making strategic investments in the business as appropriate,” Mr. Andretta concluded.

Conference Call

The Alliance Data conference call will be hosted on Tuesday, March 24, 2020 at 4:00 PM  Eastern Time. The call will be available via the Internet at www.alliancedata.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software.

If you are unable to participate in the conference call, a replay will be available. The telephone numbers and code needed to access the replay will be posted on our website.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,000 associates at more than 50 locations worldwide.

Alliance Data’s card services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.